UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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[The following letter was sent by Johnson & Johnson to certain institutional holders of its Common Stock beginning on April 15, 2008.]

April 15, 2008

Dear Johnson & Johnson Shareholder:

Last month, you received the Johnson & Johnson 2008 Proxy Statement for this year’s Annual Meeting of Shareholders, scheduled to take place on April 24, 2008. In the Proxy Statement, the Board of Directors recommends a vote FOR the election of each of the 12 nominees for Director.

Much to our surprise and disappointment, Institutional Shareholder Services Inc. (ISS), part of the RiskMetrics Group, has recommended to its institutional clients that they withhold votes from the four members of our Compensation & Benefits Committee  -- Michael M. E. Johns, Arnold G. Langbo, William D. Perez and Charles Prince--based on its concerns with a relatively small aspect of the Company’s compensation program. In its 2008 report on the Company, ISS states that the Company “provides exemplary disclosures on features of its compensation” in its 2008 Proxy Statement. However, ISS focuses on one aspect of one component of the Company’s overall compensation programs and has made that the basis for their withhold recommendation: dividend equivalents on Certificate of Extra Compensation units.

As described in the Compensation Discussion & Analysis (CD&A) section of the Proxy Statement, the Company’s executive compensation programs consist of three major components: base salary, annual performance bonus and long-term incentives. The Company has two long-term incentive programs: a long-term incentive plan, which awards stock options and restricted stock units, and the Certificate of Extra Compensation (CEC) Plan, which awards performance units (CEC Units) that are paid out only upon retirement or termination. The CEC Plan was established in 1947 and continues to be an important tool for retaining high-performing senior managers. Currently, over 350 employees are eligible to participate in the CEC Plan. The CD&A includes a detailed description of the purpose and characteristics of the CEC Plan and how CEC Units are included as part of an executive’s planned compensation.

One feature of CEC Units is that dividend equivalents on vested and unvested CEC Units are paid to participants in the same amount and at the same time as dividends on the Company’s Common Stock.  Dividend equivalents on unvested CEC Units are also included in the calculation of average earnings under the Company’s pension plans. Based on the Company’s Proxy Statement disclosures, dividend equivalents on vested and unvested CEC Units comprised approximately 10% of the combined total compensation of the five executive officers named in the Proxy Statement in 2006 and 2007. For the Chairman/CEO, dividend equivalents on CEC Units comprised less than 10% of his total compensation in 2006 and 2007. Dividend equivalents on unvested CEC Units represented less than one-third of the dividend equivalents received by the Chairman/CEO in 2006 and 2007.

We welcome feedback from our stakeholders on specific aspects of our compensation programs, but we believe a withhold vote against directors because of one relatively small aspect of the programs is inappropriate under these circumstances. We believe the withhold recommendation from ISS is a disproportionate response to a pay practice that has been a long-standing component of our compensation programs. These directors have an established record of excellent service to our Company and to you, its shareholders. Accordingly, we strongly urge you to vote FOR all nominees for Director, including Messrs. Langbo, Perez and Prince and Dr. Johns, and not follow the recommendation of ISS.

Sincerely,

/s/ James G. Cullen

James G. Cullen
Presiding Director
Johnson & Johnson Board of Directors